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                                                                     EXHIBIT K15

                                                            (Subscription Agent)

                          SUBSCRIPTION AGENT AGREEMENT

     This Subscription Agent Agreement (the "Agreement") is made as of July 9, 2003 between The New America High Income Fund, Inc. (the "Company") and EquiServe Trust Company, N.A. as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the Registration Statement on Form N-2 (File No. 811-5399) filed by the Company with the Securities and Exchange Commission on May 23, 2003, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Company proposes to make subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Stock, par value $0.001 per share ("Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

     WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. APPOINTMENT. The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

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2.   FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES.

     (a) Each Subscription Certificate shall be irrevocable and transferable. The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Rightholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Rightholder in whose name it is recorded to the following:

          (1) The right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, a number of shares of Common Stock equal to one share of Common Stock for every one Right (the "Primary Subscription Right"); and

          (2) The right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Rightholders who exercise Over-Subscription Rights on the basis specified in the Prospectus; provided, however, that such Rightholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege").

3.   RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.

     (a) Each Subscription Certificate shall evidence the Rights of the Rightholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

     (b) Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of one Right for 3 shares of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date. The number of Rights that are issued to Record Date Shareholders will be rounded up, by the Agent, to the nearest number of Full Rights as Fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus,

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instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

     (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

4.   EXERCISE.

     (a) Rightholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Rightholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Company or the Agent.

     (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (August 18, 2003 or the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

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     (c)  Notwithstanding the provisions of Section 4 (a) and 4 (b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust Company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period") and full payment for their Common Stock within ten Business Days after the Confirmation Date (as defined in Section 4(d)). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

     (d) The subscription price per share in the rights offering will be the lower of (i) 94 % of the average of the last reported sales price of a share on the New York Stock Exchange on the Expiration Date and the previous 9 business days, and (ii) 94 % of the net asset value per share as the close of business on the Expiration Date. Stockholders will not know the exact subscription price at the time the stockholders subscribe for shares of Common Stock, and all subscriptions will be made based on an estimated subscription price per share determined as of the record date of the rights offering. On or before the fifth business day after the Expiration Date (the "Confirmation Date") the Agent shall send to each exercising shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any additional amount payable to the Company by such shareholder or any excess to be refunded by the Company to such shareholder in the form of a check and stub.

     (e) Any additional payment required from a shareholder must be received by the Agent within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Company to a shareholder will be mailed by the Agent as promptly as practicable after the Confirmation Date. If a shareholder does not make timely payment of any additional amounts due in accordance with
Section 4(d), the Agent will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for shares subscribed for until payment in full

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therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5. VALIDITY OF SUBSCRIPTIONS. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6. OVER-SUBSCRIPTION. If Rightholders do not exercise all of the Rights held by them on Primary Subscription, any Shares for which subscriptions have not been received (the "Excess Shares") will be offered by means of the Over-Subscription Privilege to those Rightholders (including those Rightholders who acquired their Rights during the Subscription Period) who have exercised all the Rights held by them on Primary Subscription and who wish to acquire more than the number of Shares for which the Rights held by them are exercisable. Rightholders who exercise on Primary Subscription all of the Rights held by them will be asked to indicate on their Subscription Certificates how many Shares they would desire to purchase pursuant to the Over-Subscription Privilege. If sufficient Excess Shares remain as a result of unexercised Rights, all over-subscriptions will be honored in full. If sufficient Excess Shares are not available to honor all over-subscriptions, the available Shares will be allocated first among Rightholders who subscribe for an aggregate of 1,000 or fewer Shares (inclusive of Shares subscribed for by such Rightholders in the Primary Subscription). Shares remaining thereafter will be allocated among those who over-subscribe based on the number of Rights originally exercised by them in the Primary Subscription. The percentage of Excess Shares each over-subscribing Exercising Rightholder may acquire may be rounded up or down to result in delivery of whole Shares. The allocation process may involve a series of allocations in order to assure that the total number of Shares available for over-subscriptions is distributed on a pro rata basis. Each Rightholder is required to purchase all allocated Over-Subscription Shares requested on the Subscription Certificate.

     The Fund will not otherwise offer or sell any Shares that are not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege pursuant to the Offer.

     Qualified financial institutions and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised as to any particular beneficial owner, as to the aggregate number of Rights exercised pursuant to the Primary Subscription and the number of Shares subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner's Primary Subscription was exercised in full.

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7.   DELIVERY OF CERTIFICATES. Participants in the Fund's Dividend Reinvestment
Plan will have any Shares acquired with respect to Shares held in their stockholder dividend reinvestment accounts in the Plan on Primary Subscription and pursuant to the Over-Subscription Privilege credited to such accounts. Stockholders whose Shares are held of record by Cede or by any other depository or nominee on their behalf or their broker-dealers' behalf will have any Shares acquired on Primary Subscription and pursuant to the Over-Subscription Privilege credited to the account of Cede or such other depository or nominee. With respect to all other stockholders, certificates for all Shares acquired on Primary Subscription and pursuant to the Over-Subscription Privilege will be mailed within nine business days after the Confirmation Date or as soon as practicable if additional payment is due and after full payment for the Shares subscribed for has been received and cleared, which clearance may take up to fifteen days from the date of receipt of the payment.

8.   HOLDING PROCEEDS OF RIGHTS OFFERING.

     (a) All proceeds received by the Agent from Shareholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account (the "Account"). All interest earned on funds held in this account will accrue to the benefit of the Company.

     (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than ten business days after the Confirmation Date.

9.   REPORTS.

     (a) Daily, during the period commencing on July 28, 2003, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an Officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10. LOSS OR MUTILATION. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and

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cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11. COMPENSATION FOR SERVICES. The Company agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated July 9, 2003 and attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

13. LIMITATION OF LIABILITY. The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's refusal or failure to comply with the terms of this Agreement, or which arise out of Agent's negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and

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shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from the Agent is being sought.

14. CHANGES IN SUBSCRIPTION CERTIFICATE. The Agent may, without the consent or concurrence of the Rightholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

15.  ASSIGNMENT, DELEGATION.

     (a) Except as provided in Section 14(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

     (c) The Agent may, without further consent on the part of the Company, (i) subcontract for the performance hereof with EquiServe Limited Partnership or
(ii) subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-merger clean up activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

16. GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

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17.  THIRD PARTY BENEFICIARIES. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

18. FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

19. CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

20. SEVERABILITY. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

22. CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

23. CONFIDENTIALITY. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

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24.  TERM. This Agreement shall remain in effect until 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Exchange Agent shall retain all canceled Certificates and related documentation as required by applicable law.

25. NOTICES. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:


     If to the Company, to:


     The New America High Income Fund, Inc.
     33 Broad Street, 9th Floor
     Boston, MA 02109


     If to the Exchange Agent, to:
          EquiServe Trust Company, N.A.
          c/o EquiServe Limited Partnership
          150 Royall Street
          Canton, MA 02021
          Attn: Reorganization Department


26. SURVIVAL. The provisions of Paragraphs 12, 16, 18 - 20, 23, 25 - 27 shall survive any termination, for any reason, of this agreement.

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27.  MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.


EQUISERVE TRUST COMPANY, NA.              THE NEW AMERICA HIGH INCOME FUND, INC.


--------------------------------               --------------------------------
Signature                                      Signature


--------------------------------               --------------------------------
Title                                          Title


--------------------------------               --------------------------------
Date                                           Date

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                         EQUISERVE TRUST COMPANY, N.A.

                                    PROPOSAL

                                  TO SERVE AS

                             SUBSCRIPTION AGENT FOR

                         THE NEW AMERICA HIGH INCOME FUND

A.   FEES FOR SERVICES*

    $10,000.00    Project Management Fee
    $     1.50    Per subscription form issued
    $     8.50    Per subscription form received and processed (registered and beneficial)
    $    12.50    Per defective subscription form received
    $    12.50    Per notice of guaranteed delivery received
    $     2.00    Per broker split certificate issued
    $     3.00    Per sale of right (if applicable)
    $     4.50    Per invoice mailed  (if applicable)
    $     1.75    Per refund check issued and mailed (if applicable)
    $     5.00    Per solicitation check processed and mailed (if applicable)
    $    15.00    Per withdrawal of subscription certificate (if applicable)
    $    50.00    Per wire (if applicable)
    $ 2,000.00    New York window fee for Midnight expiration (if applicable)
    $     0.00    Per Pro-ration (if applicable)
    $ 3,000.00    Per offer extension
    $ 5,000.00    Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form

*EXCLUDES OUT-OF-POCKET EXPENSES AS DESCRIBED IN SECTION C, "ITEMS NOT
COVERED"

B.   SERVICES COVERED

     - Designating an operational team to carry out Subscription Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting

     - Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

     -  Issuing and mailing subscription forms to registered shareholders

     -  Tracking and reporting the number of exercises made, as required

     -  Processing Rights received and exercised

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     -  Deposit participant checks daily and forward all participant funds to NEW AMERICA at the end of the offering period

     -  Providing receipt summation of checks received

     -  Affixing legends to appropriate stock certificates, where applicable

     -  Issuing and mailing stock certificates and/or checks

     - Calculating, issuing and mailing of proration and/or over-subscription checks if applicable

     -  Calculating, issuing and mailing of solicitation checks if applicable

     -  Interfacing with Information Agent

C.   ITEMS NOT COVERED

     - Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

     - All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

     -  Reasonable legal review fees if referred to outside counsel

     - Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

D.   ASSUMPTIONS

     - Proposal based upon document review and information known at this time about the transaction.

     - Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

     -  Proposal must be executed prior to the initial mailing

     - Company responsible for printing of materials (Rights Card, Prospectus and ancillary documents)

     - Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

     -  No Interest shall accrue to the company or the shareholders

     -  This proposal is valid for 60 days

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E.   PAYMENT FOR SERVICES

     The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

     EQUISERVE TRUST COMPANY, N.A.          NEW AMERICA HIGH INCOME FUND, INC.

     By:                                    By:
        ----------------------------------     --------------------------------
              Erik Schwendenman

     Title: Director, Business Development  Title:
           -------------------------------        -----------------------------

     Date: 7/16/03                          Date:
          --------------------------------       ------------------------------